REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors
HOSOI GARDEN MORTUARY, INC.

We have audited the balance sheets of
HOSOI GARDEN MORTUARY, INC.
as of May 31, 1997 and 1996, and the related statements of income, retained earnings and cash flows for the years then ended. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Garden Life Plan, Ltd., (50% owned subsidiary accounted for by the equity method) for its years then ended May 31, 1997 and 1996, which accounts for 23.3% and 24.5% of total assets and 87.8% and 58.5% of net income in 1997 and 1996 respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included in the Company's equity in the underlying net assets and its equity in the earnings of the subsidiary is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based upon our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of HOSOI GARDEN MORTUARY, INC. as of May 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

ENDO & COMPANY
Honolulu, Hawaii
August 8, 1997

HOSOI GARDEN MORTUARY, INC.

BALANCE SHEETS
_ _ _ _ _ _ _ _ _ _ _ _

May 31, 1997 and 1996

                                                                 1996 (As
                                                  1997           Restated)
A S S E T S

CURRENT ASSETS
Cash and cash equivalents (Notes 1 and 3)         $  776,095     $  710,978
Time certificate of deposit                                -        200,000
Securities available for sale, at market
 (Notes 1 and 4)                                     906,020        805,484
Accounts receivable, less allowance  of
 $69,724 and $63,923                                 303,102        325,749
Inventories (Note 1)                                 136,946        112,215
Prepaid expenses and others                           64,453         61,519
Deferred income taxes (Note 5)                       140,242        104,430

TOTAL CURRENT ASSETS                               2,326,858      2,320,375

INVESTMENTS
Garden Life Plan, Ltd. (Notes 1 and 2)             1,548,009      1,303,360
Cemetery plots                                         1,350          1,350
Securities held to maturity, at cost
 (Notes 1 and 4)                                   1,101,423         69,834

                                                   2,650,782      1,374,544

PROPERTY AND EQUIPMENT, at cost, less
accumulated depreciation (Notes 1 and 6)           1,551,948      1,586,954

OTHER ASSETS                                         125,184        127,960

     TOTAL ASSETS                                 $6,654,772     $5,409,833

L I A B I L I T I E S

CURRENT LIABILITIES
Accounts payable (Note 7)                         $  352,689     $  244,619
Accrued liabilities (Note 8)                         369,199        312,235
Income taxes payable (Note 9)                         76,716         35,703
Note payable                                             -              685

TOTAL CURRENT LIABILITIES                            798,604        593,242

DEFERRED INCOME TAXES (Note 5)                       123,751         92,234

S T O C K H O L D E R S '  E Q U I T Y

CAPITAL CONTRIBUTED (Note 10)
Common stock, par value $.20 per share;
authorized 3,625,000 shares, issued
2,187,140 shares                                     437,428        437,428
Less 186,095 and 143,925 reacquired shares           (37,439)       (29,005)

TOTAL CAPITAL CONTRIBUTED                            399,989        408,423

UNREALIZED GAINS ON SECURITIES
AVAILABLE-FOR-SALE, net of applicable
deferred income taxes (Notes 1 and 4)                 46,998         32,503

RETAINED EARNINGS                                  5,366,712      4,364,713

TREASURY STOCK, 223,785 shares, at cost
 (Note 10)                                           (81,282)       (81,282)

TOTAL STOCKHOLDERS' EQUITY                         5,732,417      4,724,357

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $6,654,772     $5,409,833

The accompanying Notes to Financial Statements are an integral part of these statements.

HOSOI GARDEN MORTUARY, INC.

STATEMENTS OF INCOME
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1997 and 1996


                                                  1997           1996 (As
                                                                 Restated)
Revenues
Sale of urns and other items                      $   782,467    $   806,791
Funeral services                                    2,087,770      1,933,075

Total revenues                                      2,870,237      2,739,866
Cost of sales and services                          2,100,481      2,023,851

Gross profit                                          769,756        716,015

Selling, general and administrative expenses
Salaries and wages                                    248,156        233,143
Profit sharing and pension fund contributions
  (Note 11)                                            64,122         65,916
Professional services                                 233,437        184,215
Taxes and license                                      27,930         25,687
Advertising                                            38,635         29,058
Others                                                111,362        105,302

Total selling, general and administrative
  expenses                                            723,642        643,321

Operating income                                       46,114         72,694

Other income (expenses)
Interest, dividends, and others (Note 13)             192,500        144,695
Interest and others                                    (1,001)       (12,240)

Total other income (expenses)                         191,499        132,455

Income before income taxes and equity in
  earnings of Garden Life Plan, Ltd.                  237,613        205,149

Income taxes (Note 9)                                  86,745         84,544

Income before equity in earnings of
  Garden Life Plan, Ltd.                              150,868        120,605

Equity in earnings of Garden Life Plan,
  Ltd., net of deferred taxes of
  $95,050 and $20,441 (Notes 2 and 5)               1,093,897        235,324

Net income                                        $ 1,244,765    $   355,929

Average number of shares common stock
  outstanding                                       1,797,907      1,828,809

Earnings per common share (Note 1)                $       .69    $       .19

Dividends per common share                        $      .045    $      .045

The accompanying Notes to Financial Statements are an integral part of these statements.

HOSOI GARDEN MORTUARY, INC.

STATEMENT OF RETAINED EARNINGS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1997 and 1996


                                                                 1996 (As
                                                  1997           Restated)
Balance beginning of year, as
  previously reported                             $4,487,897     $4,240,377

Retroactive Rent, net of deferred taxes of
$68,035 and $34,017 (Note 16)                        (93,089)       (46,545)

Prior year income tax assessment (Note 16)           (30,094)       (30,094)

Balance beginning of year, as restated             4,364,714      4,163,738

Add:  Net income for the year                      1,244,765        355,929

Less:  Cash dividends paid,
         $.045 and $.045 per share                   (81,572)       (82,419)
       Common stock reacquired in excess
         of par value (Note 10)                     (161,195)       (72,535)

Balance end of year                               $5,366,712     $4,364,713

The accompanying Notes to Financial Statements are an integral part of this statement.

HOSOI GARDEN MORTUARY, INC.

STATEMENTS OF CASH FLOWS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1997 and 1996

                                                                 1996 (As
                                                  1997           Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income                                        $1,244,765    $   355,929

Adjustments to reconcile net income to net
  cash and cash equivalents provided by
  operating activities:
Depreciation                                          63,343         67,198
Loss on write-off of assets                              479          7,853
Realized gain on sale of investment
  securities, net                                    (53,621)        (9,834)
Increase in allowance for doubtful accounts            5,801         19,436
Undistributed earnings of affiliate               (1,188,947)      (255,765)
Cash value of life insurance policies                  5,587         (5,140)
Deferred income taxes                                 60,646           (989)

(Increase) decrease in certain assets:
Accounts receivable                                   16,846        (37,636)
Income taxes receivable                                  -           54,246
Inventories                                          (24,731)          (908)
Prepaid expenses and others                           (2,934)         7,324
Other assets                                             -          (18,834)

(Decrease) increase in certain liabilities
Accounts payable                                     108,070        (62,044)
Accrued liabilities                                   56,964        100,279
Income taxes payable                                  41,013         11,881
Note payable                                            (685)           -
Decrease in deferred income taxes                    (75,468)           -

NET CASH PROVIDED BY OPERATING ACTIVITIES            257,128        232,996

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchase of property and equipment                   (28,816)      (107,501)
Purchase of time certificate of deposit                  -         (200,000)
Redemption of time certificate of deposit            200,000            -
Dividend from Garden Life Plan Ltd.                  944,298            -
Proceeds from sale of investment securities          683,126        229,363
Increase in investment securities                 (1,736,607)      (223,687)
Increase in cash value of life insurance policies     (2,811)           -

NET CASH PROVIDED BY (USED IN)
INVESTING ACTIVITIES                                  59,190       (301,825)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of reacquired stocks                       (169,629)       (76,481)
Cash dividends paid                                  (81,572)       (82,419)

NET CASH USED IN FINANCING ACTIVITIES               (251,201)      (158,900)

NET INCREASE (DECREASE)                               65,117       (227,729)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR       710,978        938,707

CASH AND CASH EQUIVALENTS AT END OF YEAR          $  776,095     $  710,978

The accompanying Notes to Financial Statements are an integral part of these statements.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1997 and 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    (CONTINUED)

Investment in Garden Life Plan, Ltd. - The Company accounts for its investment in Garden Life Plan, Ltd.
(50% owned Company) by the equity method. The equity in earnings of Garden Life Plan, Ltd. reflected on the statements of income includes the pro rata share of the earnings of Garden Life Plan, Ltd., net of income taxes applicable to such earnings, for its years ended
May 31, 1997 and 1996.

Inventories - Inventories of caskets and urns are stated at the lower of cost or market. Cost is determined substantially by the first-in, first-out method and market is based on replacement cost or realizable value.

Property and equipment - Land, buildings and equipment are carried at cost. Depreciation is computed using the declining-balance and straight-line methods.
Maintenance and repairs are charged to income as incurred. Major renewals and betterments are capitalized. Upon sale or other disposition of assets, the cost and related accumulated depreciation are removed from the accounts, the proceeds applied thereto, and any resulting gain or loss is reflected in income.

Compensated absences - Full-time employees of the Company are entitled to paid vacations and sick days.
Unused vacation and sick leave are reflected in accrued liabilities.

Earnings per common share - Earnings per common share has been computed by dividing net income by the weighted average number of common shares outstanding.

Revenue and cost recognition - Revenues from at-need funeral services and pre-need funeral plan services are recognized upon the completion of the final funeral ceremony. Revenues from at-need funeral services include professional service revenues which are included in FUNERAL SERVICES and sales of caskets, urns and other items which are included in SALE OF URNS AND
OTHER ITEMS. Revenues from pre-need services, which accounted for approximately 25.5% and 22.6% of funeral service revenues in 1997 and 1996, respectively, are accounted for in FUNERAL SERVICES since these plans are sold inclusive of the merchandise selected.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1997 and 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    (CONTINUED)

Cost of sales and services includes all direct cost, including merchandise, labor and other related cost and indirect cost such as insurance, depreciation, supplies and indirect labor costs, related to the performance and completion of at-need and pre-need funeral services.

Advertising - The Company follows the policy of charging the costs of advertising to operations as incurred.

Income taxes - Income tax expense is based on reported earnings before income taxes. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. In accordance with Statement of Financial Accounting Standards (SFAS) 109, ACCOUNTING
FOR INCOME TAXES, these deferred taxes are measured by applying currently enacted tax laws.

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods.
Actual results could differ from those estimates.


(2) GARDEN LIFE PLAN, LTD.

Investment in Garden Life Plan, Ltd. represents the
Company's 50% share in the underlying equity in the net assets, accounted for under the equity method of accounting for investments in common stock, of Garden
Life Plan, Ltd. (GLP), a Hawaii corporation engaged in the sales of pre-need funeral plans which are serviced solely by the Company.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1997 and 1996


(2) GARDEN LIFE PLAN, LTD. (CONTINUED)

All payments received from the sale of pre-need funeral plans up to an amount equal to 30% of the total price plus any sales tax or other charges are retained by GLP as its compensation. The balance is deposited with Hawaiian Trust Company, Limited (Trust) to be held in trust. GLP is entitled to all earnings from funds held in trust which earnings amounted to $1,641,352 and $705,222 for the years ended May 31, 1997 and 1996, respectively. The assets of the Trust are not included in the financial statements of the Company nor GLP.

Effective June 1, 1996, the Trust began recording its investments at market value. Previously, the Trust recorded its investments at cost. The cumulative effect of this change as of June 1, 1996 was an increase in GLP's trust fund income receivable of $1,574,286 (net of deferred taxes of $964,885) and is reflected in GLP's net income of $2,377,893 as shown below.

Audited financial statements of this subsidiary as of May 31, 1997 and 1996 showed the following summarized financial position and results of operations.

                                             1997           1996

Total assets                                 $ 5,019,929    $ 2,991,958
Total liabilities                              1,923,917        385,243

Total stockholders' equity                   $ 3,096,012    $ 2,606,715

Total revenues                               $ 1,184,909    $   958,576

Operating income (loss)                      $   172,255    $  (136,244)

Other income                                 $ 1,641,352    $   707,774

Cumulative effect of change
in accounting principle                      $ 1,574,286    $       -

Net income                                   $ 2,377,893    $   511,530


HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1997 and 1996


(2) GARDEN LIFE PLAN, LTD. (CONTINUED)

INVESTMENT IN GARDEN LIFE PLAN, LTD. as of May 31,
1997 and 1996 is accounted for as follows:

                                             1997           1996

Stockholders' equity of Garden Life
Plan, Ltd., beginning of the year            $ 3,096,012    $ 2,606,715

Equity ownership                                     50%            50%

                                               1,548,006      1,303,358

Rounding                                               3              2

Total investment in Garden Life Plan, Ltd.   $ 1,548,009    $ 1,303,360

(3) CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of the following:

                                             1997           1996

Cash on hand                                 $     500      $   4,772
Checking accounts                              122,306         80,235
Savings accounts                               354,486        512,755
Certificate of deposit                         200,000            -
Short-term investments                          98,803        113,216

Total cash and cash equivalents              $ 776,095      $ 710,978


HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1997 and 1996


(4) Investment securities

At May 31, 1997 and 1996, the Company held investments in the following types of securities:

                                   Gross          Gross
                    Amortized      Unrealized     Unrealized     Fair
                    Cost           Gain           Loss           Value
May 31, 1997

Available for sale
Equity securities   $   84,713     $  36,233      $   2,698      $  118,248
Mutual funds           740,181        50,630          3,039         787,772

                       824,894        86,863          5,737         906,020

Held to maturity
U.S. Treasury bills  1,101,423         5,103          4,226       1,102,300

     Totals         $1,926,317     $  91,966      $   9,963      $2,008,320

May 31, 1996

Available for sale
Equity securities   $   76,601     $  17,946      $   2,147      $   92,400
Mutual funds           672,781        43,241          2,938         713,084

                       749,382        61,187          5,085         805,484

Held to maturity
U.S. Treasury bills     69,834           -            3,864          65,970

     Totals         $  819,216     $  61,187      $   8,949      $  871,454

The maturities of all debt securities held at May 31, 1997 were:

                      Available for Sale             Held to Maturity
                    Amortized      Market         Amortized      Market
                    Cost           Value          Cost           Value

Within 1 year       $     -        $     -        $ 1,001,868   $ 1,006,971

After 1 year
through 5 years           -              -             99,555        95,329

After 5 years             -              -                -             -

                    $     -        $     -        $ 1,101,423   $ 1,102,300

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1997 and 1996



(4) Investment securities (continued)

During the year ended May 31, 1997, the Company sold
securities available for sale for    $683,126.  The net
gross realized gain of $53,621 is reflected in earnings. The cost of the securities sold was based on cost of all the shares of each such security held at the time of sale.

During the year ended May 31, 1996, the Company sold securities available for sale for $229,363. The net gross realized gain of $9,834 is reflected in earnings.
The cost of the securities sold was based on cost of all the shares of each such security held at the time of sale.

The unrealized holding gains on investment securities available-for-sale during the years ended May 31, 1997 and 1996, and reported as a separate component of Stockholders' Equity are as follows:

                                             1997           1996
Unrealized holding gains, net of losses      $ 81,126       $  56,102

Deferred income tax on the net
unrealized holding gains                      (34,128)        (23,599)

                                             $ 46,998       $  32,503

(5) Deferred income taxes

Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The deferred assets and liabilities represent the future tax consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. The deferred tax liability results from the recognition of unrealized gains or losses on securities for financial statements and the recognition of gains or losses when securities are sold for income tax purposes, the inclusion of the deferred earnings on an annuity for financial statements and the recognition of the earnings when received for tax purposes

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1997 and 1996



(5) Deferred income taxes (continued)

and the equity method of accounting for the investment in subsidiary as explained under Garden Life Plan, Ltd.
above. Under the equity method the Company's share of earnings of the subsidiary is reported for tax purposes only when distributions of earnings are received as dividend.

The deferred tax asset results from the use of the reserve method in accounting for uncollectible accounts receivable in the financial statements and the use of the direct write off method for income tax purpose, the accrual of the retroactive rent for financial statements purposes and the recognition of the rent expense when paid for income tax purposes and the accrual of vacation and sick leave when earned for the financial statements and the recognition for income tax purposes when paid.


(6) Property and equipment

Property and equipment consist of:

                              1997           1996
Land                          $  517,040     $  517,040
Buildings                      1,262,530      1,262,530
Land improvements                 94,710         94,710
Equipment and vehicles           333,926        307,794

          Total cost           2,208,206      2,182,074

Accumulated depreciation         656,258        595,120

Net property and equipment    $1,551,948     $1,586,954


Aggregate depreciation charged to operations are as follows:

                              1997           1996
Cost of sales and services    $   57,709     $   54,105
Selling, general and
  administrative expenses          5,634         13,093

                              $   63,343     $   67,198

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1997 and 1996


(7) Funeral service deposits

Included in accounts payable is $32,564 of deposits made by eleven individuals that the Company has been collecting from since 1969 for future services or purchase of merchandise. The payable of $32,564, including interest of $24,539 accrued to May 31, 1997, approximates fair value.

In an agreement with the Professional and Vocational
Licensing Division of the State of Hawaii, Department of Commerce and Consumer Affairs (DCCA), the Company consented to a plan to either convert these funeral service deposits to a Garden Life Plan, Ltd.'s (GLP) pre-need funeral plan identical to the services and/or merchandise that the depositor originally contracted for or refund the deposit plus accrued interest. The agreement with the DCCA provides that the Company will provide the funds for any difference between the cost of a comparable GLP pre-need plan and the amount deposited with the Company.

As of May 31, 1997, twenty-seven plans have been converted to GLP pre-need plans. The difference between the cost of plans converted and the amount of the available deposit is reflected as a charge to operations. Eleven plans remain to be converted. No provision has been made for the cost of conversion of the remaining eleven plans because of the uncertainty of whether the holders of the deposits will elect to convert to a GLP pre-need plan or elect to receive a refund.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1997 and 1996



(8) Accrued liabilities


Accrued liabilities consist of the following:

                                                  1996 (As
                                   1997           Restated

Salaries and wages                 $   16,492     $   19,468
Bonus accrued                          10,000         20,000
Payroll and general excise taxes       12,222         13,920
Accrued rent payable (Note 16)        241,686        161,124
Profit sharing and money-purchase
  plan contributions (Note 12)         64,122         65,921
Vacation and sick leave                24,677         31,802

     Total accrued liabilities     $  369,199     $  312,235



(9) Income taxes

The provisions for income taxes consist of the following:

                                                  1996 (As
                                   1997           Restated

Current:
Federal                            $  104,734     $   89,629
State                                  16,415         16,344

                                      121,149       105,973

Deferred:
Federal                               (30,193)      (19,173)
State                                  (4,211)       (2,256)

                                      (34,404)      (21,429)

          Total                    $   86,745     $  84,544

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1997 and 1996



(9) Income taxes (continued)

A reconciliation of income taxes at the United States statutory rate, as a percentage of pretax income, to the effective tax rate is as follows:


                                                  1996 (As
                                        1997      Restated)

Federal income tax statutory rate       34.0%     34.0%

Benefit of graduated tax rates             -      (1.7)

State income tax, net of tax benefit     9.4       5.0

Others, net                             (6.9)      3.9

Effective tax rate                      36.5%     41.2%

(10) Reacquired shares

Capital Contributed has been reduced for shares reacquired after June 30, 1987. Payments for shares in excess of the par value of each share acquired has been charged to additional paid-in capital. Purchases of 42,170 and 19,980 reacquired shares in 1997 and 1996, respectively, exceeded the balance of additional paid-in capital and a charge of $161,195 and $72,535 for 1997 and 1996, respectively, were made to Retained
Earnings for the excess of reacquired shares in excess of their par value.

The 223,785 shares reflected as Treasury Stock as of May 31, 1997 reflects the shares acquired before July
1, 1987.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1997 and 1996


(11) Retirement plans

The Company provides benefits to substantially all full-time employees with a defined contribution profit sharing plan and a money-purchase pension plan. Both plans are non-contributory plans.

The money-purchase pension plan was adopted on June 1, 1990 and provides benefits to employees after one year of service and upon completion of 1,000 hours of service each year. The required contribution under this plan is five-percent of compensation of all employees who qualify.

Contribution to the defined contribution profit sharing plan is discretionary up to a maximum of fifteen-percent of compensation of eligible employees after one year of service and upon completion of 1,000 hours of service each year.

Amounts charged against income for the retirement benefit plans are as follows:

                                   1997           1996
Profit sharing                     $ 37,000       $ 46,600
Money-purchase                       27,122         19,316

                                   $ 64,122       $ 65,916

(12) Lease

The Company leases the land on which the mortuary is situated from the Herman S. Hosoi Trust and the Hosoi-Tamori-Shimonishi Trust (Trusts) which respectively owns a 13% and 12% interest in the land.
As a group, members of the Hosoi family own approximately 24.61% of the outstanding shares of the Company. The lease which was for a term of five years expired on May 31, 1994. In August 1997 terms for the lease, retroactive to June 1, 1994, were agreed to between the Company and the Trusts. The retroactive agreement provides for an annual lease rent of $312,498, including general excise. In addition, the Company is responsible for the payment of real property taxes on the share of the property owned by the Trust.
Total rental expense were $356,432 and $356,430 in 1997 and 1996, respectively.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1997 and 1996


(12) Lease (continued)

Future minimum lease payments under the lease at May 31, 1997 are:

To                       Amount
May 31, 1998             $   312,498
May 31, 1999                 312,498

Total minimum payments   $   624,996

On April 24, 1992, the Company entered into an operating lease for a hearse. The term of the lease is 60 months and will expire on August 21, 1997. The noncancellable operating lease requires monthly payments of $1,151. The lease agreement also requires that the Company pays all costs of operating the vehicle. Lease rent expense was $13,812 for 1997 and 1996.

The expected minimum lease payments required under the operating lease are as follows:

     May 31, 1998        $   2,302


(13) Other income

Other income consists of the following:

                                   1997           1996
Interest                           $  74,431      $  79,037
Capital gains and dividends           64,586         14,899
Parking                               39,597         45,070
Others                                13,886          5,689

         Total other income        $ 192,500      $ 144,695

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1997 and 1996


(14) Cash flow supplementary disclosure

Cash payments for interest and income taxes were as follows:

                         1997           1996

Interest                 $   2,559      $    670

Income taxes             $ 154,967      $ 53,217

The Company had a non cash transaction during the year ended May 31, 1997 consisting of the surrender of a life insurance policy on the life of the former
President for $64,317 which was used to purchase a policy for the Company's current President.


(15) Concentrations of credit risk of financial instruments

The Company's cash and cash equivalents are deposited with five local financial institutions. For the year ended May 31, 1997, the Company had deposits in two financial institutions in excess of the deposit insurance of $100,000. At May 31, 1997 and 1996, the
Company's uninsured cash balance total $419,221 and $617,302, respectively.

The Company performs funeral services for deaths occurring principally on the island of Oahu located in the State of Hawaii. In the normal course of business the Company extends unsecured credit to its customers.


(16) Prior year adjustments

In October 1996, an Internal Revenue Service examination for the year ended May 31, 1995 was settled. The settlement resulted in income tax assessments of $26,333 and $3,761 by the Internal
Revenue Service and the Hawaii State Tax
Collector, respectively, which is reflected as a adjustment to retained earnings.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1997 and 1996


(16) Prior year adjustments (continued)

The Company exercised it option to renew the lease on the portion of the land owned by the Herman S. Hosoi
Trust and Hosoi-Tamori-Shimonishi Trust as discussed in Note (13). As a result, retroactive rents for the fiscal years ended May 31, 1995 and 1996 has been reflected as a liability. The financial statements for the fiscal year ended May 31, 1996 has been restated to reflect the retroactive accrual, net of deferred taxes as follows:

                                   1997           1996
Rent accrual for May 31, 1995      $ 80,562       $ 80,562
Rent accrual for May 31, 1996        80,562            -

                                    161,124         80,562
Less deferred taxes                 (68,035)       (34,017)

                                   $ 93,089       $ 46,545